BEAR STEARNS ALT-A TRUST 2006-R1

NOTICE TO INVESTORS AND OTHER RECIPIENTS:

THE ATTACHED SUPPLEMENT DATED OCTOBER 13, 2006 TO THE PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 2006 (THE “PROSPECTUS SUPPLEMENT”) TO THE PROSPECTUS DATED AUGUST 31, 2006 (TOGETHER WITH THE PROSPECTUS SUPPLEMENT, THE “PROSPECTUS”), RELATING TO THE ISSUANCE OF BEAR STEARNS ALT-A TRUST, MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-R1, AMENDS CERTAIN LANGUAGE CONTAINED IN THE PROSPECTUS, AS DESCRIBED THEREIN.

INVESTORS AND POTENTIAL INVESTORS SHOULD REVIEW THE PROSPECTUS ONLY IN CONNECTION WITH THE ATTACHED SUPPLEMENT AND MAY NOT RELY ON THE PROSPECTUS EXCEPT AS SO AMENDED IN MAKING ANY INVESTMENT DECISIONS.

Bear, Stearns & Co. Inc.

October 13, 2006

Bear Stearns ALT-A Trust 2006-R1

Issuing Entity

EMC Mortgage Corporation

Sponsor

Structured Asset Mortgage Investments II Inc.

Depositor

Bear Stearns ALT-A Trust, Mortgage Pass-Through Certificates, Series 2006-R1

Supplement dated October 13, 2006

to

prospectus supplement dated September 28, 2006

to

prospectus dated August 31, 2006

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Capitalized terms used in this supplement are defined in the prospectus supplement dated September 28, 2006, to which this supplement is attached.

The Prospectus Supplement is hereby revised as follows:

1.     The 2nd, 3rd, 4th and 5th paragraphs under "Summary of Terms – Pass-Through Rates" on page S-11 are replaced in their entireties with the following:

On or prior to the distribution date in April 2011, the Class I-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group I Underlying Certificates minus 1.50% per annum. After the distribution date in April 2011, the Class I-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group I Underlying Certificates.

On or prior to the distribution date in April 2011, the Class I-X-1 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.05% per annum based on a notional amount equal to the certificate principal balance of the Class I-A-1 Certificates. After the distribution date in April 2011, the Class I-X-1 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class I-X-2 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.10% per annum based on a notional amount equal to the certificate principal balance of the Class I-A-1 Certificates. After the distribution date in April 2011, the Class I-X-2 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class I-X-3 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.20% per annum based on a notional amount equal to the certificate principal balance of the Class I-A-1 Certificates. After the distribution date in April 2011, the Class I-X-3 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

2.             The paragraphs under "Summary of Terms – Pass-Through Rates" on page S-12 are replaced in their entireties with the following:

On or prior to the distribution date in April 2011, the Class I-X-4 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.40% per annum based on a notional amount equal to the certificate principal balance of the Class I-A-1 Certificates. After the distribution date in April 2011, the Class I-X-4 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class I-X-5 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.75% per annum based on a notional amount equal to the certificate principal balance of the Class I-A-1 Certificates. After the distribution date in April 2011, the Class I-X-5 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class II-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group II Underlying Certificates minus 1.50% per annum. After the distribution date in April 2011, the Class II-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group II Underlying Certificates.

On or prior to the distribution date in April 2011, the Class II-X-1 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.05% per annum based on a notional amount equal to the certificate principal balance of the Class II-A-1 Certificates. After the distribution date in April 2011, the Class II-X-1 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class II-X-2 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.10% per annum based on a notional amount equal to the certificate principal balance of the Class II-A-1 Certificates. After the distribution date in April 2011, the Class II-X-2 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class II-X-3 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.20% per annum based on a notional amount equal to the certificate principal balance of the Class II-A-1 Certificates. After the distribution date in April 2011, the Class II-X-3 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class II-X-4 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.40% per annum based on a notional amount equal to the certificate principal balance of the Class II-A-1 Certificates. After the distribution date in April 2011, the Class II-X-4 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in April 2011, the Class II-X-5 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.75% per annum based on a notional amount equal to the certificate principal balance of the Class II-A-1 Certificates. After the distribution date in April 2011, the Class II-X-5 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class III-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group III Underlying Certificates minus 1.50% per annum. After the distribution date in May 2011, the Class III-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group III Underlying Certificates.

3.             The paragraphs under "Summary of Terms – Pass-Through Rates" on page S-13 are replaced in their entireties with the following:

On or prior to the distribution date in May 2011, the Class III-X-1 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.05% per annum based on a notional amount equal to the certificate principal balance of the Class III-A-1 Certificates. After the distribution date in May 2011, the Class III-X-1 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class III-X-2 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.10% per annum based on a notional amount equal to the certificate principal balance of the Class III-A-1 Certificates. After the distribution date in May 2011, the Class III-X-2 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class III-X-3 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.20% per annum based on a notional amount equal to the certificate principal balance of the Class III-A-1 Certificates. After the distribution date in May 2011, the Class III-X-3 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class III-X-4 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.40% per annum based on a notional amount equal to the certificate principal balance of the Class III-A-1 Certificates. After the distribution date in May 2011, the Class III-X-4 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class III-X-5 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.75% per annum based on a notional amount equal to the certificate principal balance of the Class III-A-1 Certificates. After the distribution date in May 2011, the Class III-X-5 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class IV-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group IV Underlying Certificates minus 1.50% per annum. After the distribution date in May 2011, the Class IV-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group IV Underlying Certificates.

On or prior to the distribution date in May 2011, the Class IV-X-1 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.05% per annum based on a notional amount equal to the certificate principal balance of the Class IV-A-1 Certificates. After the distribution date in May 2011, the Class IV-X-1 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class IV-X-2 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.10% per annum based on a notional amount equal to the certificate principal balance of the Class IV-A-1 Certificates. After the distribution date in May 2011, the Class IV-X-2 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

4.     The 1st, 2nd, 3rd and 9th paragraphs under "Summary of Terms – Pass-Through Rates" on page S-14 are replaced in their entireties with the following:

On or prior to the distribution date in May 2011, the Class IV-X-3 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.20% per annum based on a notional amount equal to the certificate principal balance of the Class IV-A-1 Certificates. After the distribution date in May 2011, the Class IV-X-3 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2011, the Class IV-X-4 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.40% per annum based on a notional amount equal to the certificate principal balance of the Class IV-A-1 Certificates. After the distribution date in May 2011, the Class IV-X-4 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon

On or prior to the distribution date in May 2011, the Class IV-X-5 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.75% per annum based on a notional amount equal to the certificate principal balance of the Class IV-A-1 Certificates. After the distribution date in May 2011, the Class IV-X-5 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

On or prior to the distribution date in May 2013, the Class X-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group X Underlying Certificates minus 0.80% per annum. After the distribution date in May 2013, the Class X-A-1 Certificates will bear interest at a variable pass-through rate equal to the pass-through rate on the Group X Underlying Certificates.

5.     The 1st paragraph under "Summary of Terms – Pass-Through Rates" on page S-15 is replaced in its entirety with the following:

On or prior to the distribution date in May 2013, the Class X-X-1 Certificates will bear interest at a fixed pass-through rate equal to approximately 0.80% per annum based on a notional amount equal to the certificate principal balance of the Class X-A-1 Certificates. After the distribution date in May 2013, the Class X-X-1 Certificates will not bear any interest and the pass-through rate will be equal to 0.00% per annum thereon.

The remainder of the Prospectus Supplement remains unmodified.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this supplement.

___________________________________________

Bear, Stearns & Co. Inc.

October 13, 2006

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